Exhibit 10.29
(English Translation)

FACILITY AGREEMENT

RMB 232,750,000
REVOLVING LOAN FACILITY

AUGUST 22, 2012

BETWEEN

ALERIS DINGSHENG ALUMINUM (ZHENJIANG) CO. LTD.
as the Borrower

AND

BANK OF CHINA LIMITED, ZHENJIANG JINGKOU SUB-BRANCH
as the Lender

TABLE OF CONTENTS
SECTION PAGE
1.DEFINITIONS AND INTERPRETATION    1
2.FACILITY     5
3.TENOR AND PURPOSE    5
4.CONDITIONS PRECEDENT TO UTILISATION    6
5.UTILISATION    6
6.REPAYMENT    7
7.PREPAYMENT    8
8.INTEREST RATE AND INTEREST PERIOD    8
9.DEFAULT INTEREST    9
10.CHANGES IN THE CALCULATION OF INTEREST    10
11.FEES    11
12.TAXES    11
13.INDEMNITIES    11
14.COSTS AND EXPENSES    12
15.REPRESENTATIONS AND WARRANTIES    12
16.COVENANTS AND UNDERTAKINGS    12
17.EVENTS OF DEFAULT    15
18.REMEDIES    16
19.TRANSFERS AND PARTICIPATION    16
20.CHANGE OF THE OBLIGOR    18
21.PAYMENT MECHANICS    19
22.NOTICES    19
23.DISCLOSURE    21
24.PARTIAL INVALIDITY    22
25.AMENDMENTS AND WAIVERS    22
26.COUNTERPARTS    22
27.ENTIRE AGREEMENT    22
28.CONTROLLING PROVISIONS    22
29.GOVERNING LAW AND JURISDICTION    22
SCHEDULE 1 CONDITIONS PRECEDENT24

SCHEDULE 2 FORM OF UTILIZATION REQUEST26
SCHEDULE 3 LIST OF COMPETITORS27

THIS FACILITY AGREEMENT (this “Agreement”) is dated August 22, 2012, and made between:

(1)	Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd., a Sino-foreign joint venture company established under the laws of the People’s Republic of China, as the borrower (the “Borrower”); and

(2)	Bank of China Limited, Zhenjiang Jingkou Sub-Branch, as the lender (the “Lender”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
“Additional Financing” has the meaning set forth in Section 16.2(a).
“Affiliate” means, in respect of any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Availability Period” means the period commencing on the date hereof to and including the Final Maturity Date.
“Available Facility” means the aggregate for the time being of the Commitment minus:

(a)	the amount of any outstanding Loan that has been disbursed to the Borrower but has not yet been repaid; and

(b)	in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of any Loan that is due to be made on or before the proposed Utilisation Date.
“Business Day” means a day (other than Saturday, Sunday and statutory PRC holidays) on which banks are open for general business in Zhenjiang, Jiangsu.

“Commitment” means the commitment of the Lender to fund an amount of up to RMB 232,750,000 to the Borrower, plus any other amount agreed by the Lender, to the extent such amount is not cancelled, reduced or transferred by it pursuant hereto.

“Completion Date” means the latest date on which any of the following requirements has been satisfied: (i) all of the buildings and other physical facilities of the Project have been duly and properly constructed and completed in accordance with design specifications, and the Borrower has delivered to the Lender all relevant certifications and reports issued by the EPC contractor and the construction supervision company; (ii) the key equipment for the Project has been duly and properly installed and commissioned and has satisfactorily passed production tests and the Borrower has delivered to the Lender a testing report completed in good faith and signed by the project manager selected by the Borrower (provided that such project manager is not an Affiliate of the Borrower); and (iii) the Project facilities are capable of producing certified aircraft and/or non-aircraft products (as defined in the Feasibility Study Report) in commercially feasible quantities.

“Entrusted Payment” means a payment made by the Lender on behalf of the Borrower using proceeds from a Loan disbursed by the Lender to the Borrower’s bank account on a Utilisation Date and then transferred by the Lender to a third party in accordance with the Borrower’s written request.
“Event of Default” means any event or circumstance specified as such in Section 17 (Events of Default).

“Facility” means the revolving loan facility in RMB offered hereunder pursuant to Section 2 (Facility).
“Feasibility Study Report” means the feasibility study report dated January 11, 2011, prepared by Aleris Asia Pacific Limted and Zhenjiang Dingsheng Aluminum Joint-Stock Co., Ltd. for evaluating the technical and commercial feasibility of the Project and of establishing the Borrower, which has been approved by the local counterpart of the National Development and Reform Commission.

“Fee Letter” means any letter signed by the Borrower setting out the fee referred to in Section 11 (Fees).

“Final Maturity Date” means May 18, 2021.

“Finance Documents” means this Agreement, the Fee Letter and any other document designed as a “Finance Document” by the Lender and the Borrower.

“Financing Request” has the meaning set forth in Section 16.2(a).

“First Currency” has the meaning set forth in Section 13.1 (Currency Indemnity).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity.

“Interest Payment Date” means the last day of each Interest Period during the term of a Loan; provided that the final Interest Payment Date for each Loan shall be the last day of the term of such Loan and shall not extend beyond the Final Maturity Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Section 8.2 (Interest Periods) and in relation to an Unpaid Sum that is in default, each period determined in accordance with Section 9 (Default Interest).

“Interest Rate Determination Date” means, in respect of any Loan to be Utilised, the Utilisation Date with respect to such Loan, and, in respect of any Loan that has been utilised, on each one year anniversary of the first Utilisation Date of such Loan; provided that for Loans with a term of one (1) year or less, the interest rate with respect to such Loans shall not be adjusted pursuant to the terms above, unless such Loan(s) are extended in accordance with Section 6.3 (Extension of Term).

“Lender” has the meaning set forth in the preamble hereto.

“Lender Transfer” has the meaning set forth in Section 19.1 (Assignments and Transfers by a Lender).

“Loan” means a loan made under the Facility or the principal amount outstanding for the time being of that loan, as applicable.

“Market Disruption Event” has the meaning set forth in Section 10.1 (Market Disruption).

“Market Disruption Notice” has the meaning set forth in Section 10.1 (Market Disruption).

“Material Adverse Effect” means a material adverse effect on the business, operations, property and financial condition of the Borrower, such that the Borrower is materially unable to continue the Project or perform its obligations under the Finance Documents and such failure is reasonably likely to result in an Event of Default.

“Party” means a party to this Agreement.

“PBOC Base Rate” means, in respect of any Loan, the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China on its official website on the Interest Rate Determination Date.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Project” means the manufacturing project of the Borrower (excluding any future expansion of the project which is not financed by the Facility), for the manufacture of large scale and high strength aluminum alloy plates, to be established in the Jingkou Science and Technology Industrial Zone, Zhenjiang City, Jiangsu Province, PRC.

“Representations” has the meaning set forth in Section 15 (Representations and Warranties).

“Revenue Account” means the account opened with the Lender by and in the name of the Borrower for the settlement of operational income of the Borrower.

“RMB” means the lawful currency of the PRC.

“Second Currency” has the meaning set forth in Section 13.1 (Currency Indemnity).

“Sum” has the meaning set forth in Section 13.1 (Currency Indemnity).

“Syndicate” has the meaning set forth in Section 19.2(a).

“Syndicate Loan Documents” has the meaning set forth in Section 19.2(d).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Party Financing Terms” has the meaning set forth in Section 16.2(a).

“Transferee Lender” has the meaning set forth in Section 19.1 (Assignments and Transfers by a Lender).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under any Finance Document.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of making an utilisation of the Facility, being the date on which the relevant Loan is made.

“Utilization Request” means a notice substantially in the form set out in Schedule 2 (Form of Utilization Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or renovated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(v)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)
subject to paragraph (3) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

(3)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(4)	the above rules will only apply to the last month of any period.

(vi)
a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(vii)
a “regulation” includes, but is not limited to, any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	unless otherwise stated, a time of day is a reference to Beijing time; and

(x)	the plural includes the singular and vice versa.

(b)	Section, Schedule and Exhibit headings are for ease of reference only.

(c)
Unless otherwise agreed, any and all terms used in any other Finance Document or in any notice issued in accordance with or in connection with any Finance Documents, shall have the same meaning as provided in this Agreement.

(d)	An Event of Default is “continuing” if not remedied or waived.

2.	FACILITY
Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower a RMB revolving loan facility in an aggregate amount equal to the Commitment; provided that the Lender shall not be obligated to disburse any portion of the Facility with respect to a given year (after the year 2013) unless the Borrower has satisfied the Lender’s customary annual review process for such year. The Lender agrees that if there is no outstanding Event of Default of the Borrower, the Lender shall not unreasonably delay or prolong its annual review process, or unreasonably refuse to confirm that the Borrower passed the annual audit.

3.	TENOR AND PURPOSE

3.1	Tenor of Loans
The tenor with respect to each Loan shall begin on the Utilisation Date thereof and shall be for a term of 3, 6 or 12 months, as selected by the Borrower, provided that the Borrower may select a tenor of 24 or 36 months subject to the Lender’s prior reasonable consent in consultation with the Borrower. Notwithstanding the above, the tenor with respect to any Loan shall not extend beyond the Final Maturity Date.

3.2	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility to finance a portion of the Borrower’s operating and working capital expenses.

3.3	Monitoring
The Lender will monitor or verify the application of any amount borrowed pursuant to this Agreement in accordance with the requirements of PRC laws and regulations, and the Borrower shall provide all reasonably necessary support.

4.	CONDITIONS PRECEDENT TO UTILISATION

4.1	Conditions Precedent to Initial Utilisation
The Lender shall make available a Loan under the Facility in compliance with Section 5.4 (Disbursement of Loan) if, on the date of the proposed Utilisation:

(a)	there is no Event of Default or any continuing Event of Default;

(b)	all of the Representations and covenants are valid and effective, or have otherwise been waived by the Lender (as the case may be); and

(c)	the Lender has received (or, where applicable, waived) all of the documents and other evidence listed in and appearing to comply with the requirements of Part A of Schedule 1 (Conditions Precedent).

4.2	Conditions Precedent to Each Subsequent Utilisation
Following the first Utilization of the Facility, the Lender shall make available a Loan in compliance with Section 5.4 (Disbursement of Loan) if, on the date of the proposed Utilisation:

(a)	there is no Event of Default or any continuing Event of Default;

(b)	all of the Representations and covenants are valid and effective, or have otherwise been waived by the Lender (as the case may be); and

(c)	the Lender has received (or, where applicable, waived) all of the documents and other evidence listed in and appearing to comply with the requirements of Part B of Schedule 1 (Conditions Precedent).

5.	UTILISATION

5.1	Delivery of an Utilization Request
The Borrower shall, subject to the terms herein, utilise the Facility by delivering a completed Utilization Request to the Lender before the proposed Utilisation Date within the Availability Period.

5.2	Completion of an Utilization Request

(a)
Upon the delivery of a completed Utilization Request and the satisfaction of the relevant conditions precedent to the Utilisation as set forth in Section 4 (Conditions Precedent to Utilisation) above, the Borrower shall be obligated to utilise the Facility pursuant to the terms and conditions of this Agreement on such date and in such amount and currency as set out in the Utilization Request.

(b)	Each Utilization Request will not be regarded as having been completed unless:

(i)	it is delivered on or before 11:00 a.m. on a Business Day falling at least five (5) Business Days prior to the proposed Utilisation Date;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	it specifies the term of the Loan;

(iv)	the currency and amount of the utilisation are in compliance with Section 5.3 (Currency and Amount); and

(v)	it specifies the account and the bank to which the proceeds of the Utilisation are to be credited.

(c)	Only one Loan may be requested in each Utilization Request.

5.3	Currency and Amount

(a)	The currency of the proposed Loan specified in an Utilization Request shall be in RMB.

(b)
Unless otherwise agreed between the Lender and the Borrower, no Utilisation may be more than the Available Commitment and must be in a minimum amount of RMB1,000,000 or such other amount as agreed to by the Lender.

(c)	If any single Utilisation is in an amount equal to or greater than RMB10 million, then the Utilisation shall be made by way of an Entrusted Payment.

(d)
The Borrower shall submit the relevant transaction documents reasonably acceptable to the Lender, and the Lender shall (in its reasonable discretion) disburse the requested Loan to the Borrower after its review and approval of the Entrusted Documents.

(e)
If any of the Entrusted Documents or any information provided by the Borrower in relation to an Entrusted Payment is untrue, inaccurate or incomplete, and, as a result, the Lender fails to complete the requested Entrusted Payment in a timely manner, the Borrower agrees that the Lender shall not assume any liability in respect of such failure or delay, and the repayment obligations of the Borrower under this Agreement shall not be affected.

(f)
If the account bank of the third party beneficiary of an Entrusted Payment refunds any or all of an Entrusted Payment, and, as a result, the Lender fails to complete the requested Entrusted Payment in a timely manner, the Borrower agrees that the Lender shall not assume any liability in respect of such failure or delay. The Borrower hereby authorizes the Lender to hold any portion of an Entrusted Payment that has been refunded to it in connection with an Entrusted Payment so that such amount can be used for future Entrusted Payments subject to the Borrower’s submission of relevant materials in connection with any future request of Entrusted Payment.

5.4	Disbursement of Loan
The Lender shall, on or before 4:00 p.m. (Beijing time) on the Utilisation Date, at the currency and amount of the Loan requested in the notice given to it by the Borrower, complete the transfer of the relevant Loan proceeds into the account designated by the Borrower pursuant to this Agreement, and shall make any Entrusted Payments using the Loan proceeds pursuant to this Agreement.

6.	REPAYMENT

6.1	Repayment
Unless otherwise provided in this Agreement, the Borrower shall repay all outstanding principal and accrued but unpaid interest under each Loan on the last day of the loan term applicable to such Loan.

6.2	Re-borrowing
Unless a contrary indication appears in this Agreement, any part or all of a Loan which is repaid prior to the Final Maturity Date may be re-borrowed in accordance with and subject to the terms of this Agreement.

6.3	Extension of Term
The Borrower may extend any Loan for an additional period by delivering notice of such extension to the Lender not less than three (3) months prior to the end of the term of such Loan (with respect to any Loan with a term of three (3) months (inclusive) or less, the Borrower may delivery notice of such extension to the Lender not less than one (1) month prior to the end of the term of such Loan); provided that:

(a)	with respect to a Loan with a term of three (3) months (inclusive) or less, the period of renewal shall not exceed one (1) month;

(b)	with respect to a Loan with a term of one (1) year (inclusive) or less, the period of renewal shall not exceed the existing term of such Loan;

(c)	with respect to a Loan with a term of one (1) year to three (3) years (inclusive), the period of renewal shall not exceed 50% of the existing term of such Loan;

(d)	the Borrower has satisfied the Lender’s relevant approval process;

(e)	the renewal will not result in an Interest Payment Date, an Interest Period or a principal payment date in respect of a Loan falling after the Final Maturity Date;

(f)
all of the requirements and conditions under Sections 4.2 (Conditions Precedent to Each Subsequent Utilisation) and 5.2 (Completion of an Utilization Request) will be satisfied at the relevant time of renewal as if the references therein to “Utilisation

Date” were instead to the last day of the Interest Period applicable thereto on which the relevant Loan would otherwise have been due for repayment; and

(g)
if the term of a Loan is extended, the interest accrued in respect of such Loan during the original term shall be recalculated according to the interest rate applicable to such Loan during the extended term and shall be paid on the last day of the original term of such Loan.

7.	PREPAYMENT

(g)
The Borrower may at any time, upon no less than five (5) calendar days prior irrevocable written notice to the Lender, prepay the whole or any part of the Facility, without being required to pay any damages, fees, expenses or other amounts in connection with such prepayment.

(h)	Each prepayment of a Loan shall be in a minimum amount of RMB500,000 or, if less, the balance of all outstanding Loans.

8.	INTEREST RATE AND INTEREST PERIOD

8.1	Interest Rate
The interest rate with respect to each Loan for each Interest Period relating thereto is 110% of the applicable PBOC Base Rate for the same period, as determined and/or adjusted on the relevant Interest Rate Determination Date.

8.2	Interest Periods

(a)
The first Interest Period in respect of each Loan shall commence on and include the Utilisation Date of such Loan, and end on the 21st calendar day of the last month of the calendar quarter immediately following the Utilisation Date of such Loan (i.e., March 21, June 21, September 21 and December 21 of each year).

(b)
Each Interest Period after the first Interest Period in respect of each Loan shall commence on and include the last day of the immediately preceding Interest Period, and end on the 21st calendar day of the third calendar month following the first day of such Interest Period.

8.3	Payment on Interest Payment Date
Subject to this Section 8 (Interest Rate and Interest Period), the accrued interest on each Loan shall be paid on the relevant Interest Payment Date; provided, however, that if the Borrower repays the principal balance of a Loan in full, all accrued interest and/or default interest on such Loan shall be concurrently paid on such date.

8.4	Notification of Interest Payment
The Lender shall, five (5) Business Days prior to each Interest Payment Date, deliver to the Borrower a written notice setting forth in reasonably complete detail the interest amounts payable by the Borrower.

8.5	Payment by Borrower

The Borrower shall remit by telegraphic transfer or bank transfer the full amount of the interest then due and payable into an account designated by the Lender by 4:00 p.m. (Beijing time) of each Interest Payment Date.

9.	DEFAULT INTEREST

9.1	Default Interest
If the Borrower fails to pay any amount payable by it under the Finance Documents on the date that such amount is due and payable, the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Lender, pay the default interest on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one hundred thirty per cent (130%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.

9.2	Penalty Interest against Misappropriation
If the Borrower misappropriates any Loan, or any part thereof, for a purpose other than that listed in Section 3.2 (Purpose), the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Lender, pay the penalty interest for such misappropriation to the Lender. The penalty interest for misappropriation shall be calculated based on the amount that has been misappropriated and the actual number of days that such amount was misappropriated, at a rate of one hundred fifty per cent (150%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.
The penalty interest with respect to loan amounts that are both overdue and misused shall be calculated according to one hundred fifty per cent (150%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC. The penalty interest with respect to loan amounts that are both overdue and misused shall accrue until the date that principal and interest with respect to such loan have been paid.

9.3	Compound interest
Any default interest arising on an Unpaid Sum or misused loan amount will be compounded with the Unpaid Sum or misused loan amount at the end of each Interest Period applicable to that Unpaid Sum or misused loan amount, and such Unpaid Sum or misused loan amount (including the default interest compounded thereto) shall (subject to any grace periods) be due and payable on the applicable Interest Payment Date.

9.4	Calculation of Interest
Any interest or default interest accruing under the Finance Documents will accrue on a daily basis and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days in accordance with the following formula: Interest = Principal × actual number of days × Daily Interest Rate. Daily Interest Rate shall mean the applicable annual interest rate for such Loan divided by 360.

10.	CHANGES IN THE CALCULATION OF INTEREST

10.1	Market Disruption
If the interest on a Loan will be determined by reference to the PBOC Base Rate that does not exist any more (such event, a “Market Disruption Event”), the Lender shall promptly give written notice to the Borrower (such notice, the “Market Disruption Notice”), notifying it of such fact and that this Section 10.1 is in operation.

10.2	No Suspension of Utilisation
If a Market Disruption Notice applies to a Loan which has not been advanced, that Loan shall, subject to Section 10.3 (Alternative Basis), be advanced on the requested Utilisation Date.

10.3	Alternative Basis

(a)
Within five (5) calendar days of receipt of a Market Disruption Notice from the Lender, the Borrower shall enter into good faith negotiations with the Lender with a view to confirming a new applicable rate of interest, and during the negotiation period, the rate of interest on each Loan shall be the relevant rate last applied in accordance with Section 8.1 (Interest Rate).

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on the Parties.

(c)
For the avoidance of doubt, if no alternative basis is agreed upon between the Borrower and the Lender within a period of thirty (30) calendar days after the commencement of the negotiation, then the Borrower:

(i)	may prepay the Loans in full at any time without premium or penalty but together with accrued interest thereon to the date of prepayment; or

(ii)
not prepay the Loans in whole, in which event, for so long as the Market Disruption Event is continuing, the rate of interest applicable to such Loan during such period shall be the relevant rate last applied according to Section 8.1 (Interest rate).

11.	FEES
The Borrower shall pay to the Lender an arrangement fee and a participation fee in accordance with and subject to the terms set forth in the Fee Letters. Other than the arrangement fee and the participation fee, the Borrower shall not be obligated to pay any other fees to the Lender.

12.	TAXES
The Parties agree that any Tax relating to this Agreement or the performance hereof shall be paid by the applicable Parties according to relevant Governmental Rules.

13.	INDEMNITIES

13.1	Currency Indemnity
If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”), the Borrower shall, within ten (10) Business Days’ after receiving written notice from the Lender, indemnify the Lender against any reasonable and properly incurred cost, loss or liability arising out of the conversion, including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum. Such losses shall be particularized in writing and be delivered by the Lender to the Borrower upon request.

13.2	Other Indemnities

(a)
Subject to paragraph (c) below, the Borrower shall, within ten (10) Business Days following its receipt of written demand from the Lender, indemnify the Lender against any cost, loss or liability (but excluding any special or indirect loss or liability, or any punitive amounts) reasonably and properly incurred by the Lender as a result of an Event of Default.

(b)	The Borrower’s indemnity obligation under Section 13.2(a) above shall not apply to any losses attributable to the gross negligence, intentional misconduct or fraud by the Lender or its Affiliates.

(c)
    If the Borrower and the Lender cannot agree on any indemnification item or amount, the Borrower shall not be obliged to indemnify the Lender for that cost, loss and/or liability amount before the dispute with respect to such item or amount has been resolved by the Parties.

14.	COSTS AND EXPENSES
The Borrower shall not be obligated to pay or otherwise indemnify the Lender for any costs or expenses (including legal fees) incurred by the Lender in connection with the preparation or negotiation of any Finance Document.

15.	REPRESENTATIONS AND WARRANTIES
The representations and warranties below (collectively, the “Representations”, and each, a “Representation”) are made by the Borrower on the date hereof and shall be deemed to be repeated by the Borrower on each Utilisation Date. Each Representation, when made or deemed to be made, shall be made in reference to the facts and circumstances then existing and shall be based solely on the Borrower’s knowledge.

(a)	The Borrower is duly registered and validly existing and is fully capable for civil rights and acts required for execution and performance of the Finance Documents.

(b)	The Borrower’s execution and performance of the Finance Documents represent its true intent.

(c)
The Borrower has obtained legitimate and valid authorizations as required by its articles of association or other documented internal requirements, and will not violate any agreement, contract or other legal document binding upon the Borrower, such that any such violation is reasonably likely to have a Material Adverse Effect.

(d)
The Borrower has or will obtain all material approvals, permits, filings or registrations necessary for its execution and performance of the Finance Documents; provided that failure to obtain such material approvals, permits, filings or registrations would not have a Material Adverse Effect with respect to the execution and performance of the Finance Documents.

(e)	All documents, financial statements, vouchers and other materials that the Borrower has provided to the Lender under the Finance Documents are, to its knowledge, true, complete, accurate and valid.

(f)	The alleged business underlying the transactions contemplated herein is real and not for money laundering or any other illegal purpose.

(g)	The Borrower has disclosed to the Lender any event that, to its knowledge, will have a Material Adverse Effect on its financial standing or ability to perform the Finance Documents.

(h)	The Borrower is not aware of any event that is reasonably likely to have a Material Adverse Effect on its financial standing or ability to perform the Finance Documents.

16.	COVENANTS AND UNDERTAKINGS

16.1	General Undertakings by the Borrower.
Except as otherwise agreed by the Lender and the Borrower, the Borrower agrees:

(a)
to supply to the Lender: (i) as soon as the same is made available, but in any event within one hundred and twenty (120) calendar days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and (ii) as soon as the same is made available, but in any event within ninety (90) calendar days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that financial half year;

(b)	to provide the Lender with certain of its financial statements (including, but not limited to, annual and quarterly reports);

(c)	to draw down, pay and apply the Loans in accordance with this Agreement;

(d)	to provide assistance to the Lender with respect to any reasonable credit inspections of the Borrower by the Lender;

(e)
except as otherwise permitted hereunder, to obtain written consent from the Lender prior to any merger, split-up, capital reduction, share transfer, transfer of major assets and claims or any other event with respect to the Facility or the Project that has a Material Adverse Effect on the Borrower’s ability to repay its debts;

(f)
subject to PRC laws, to ensure that the repayment of the Loans (i) shall have priority over any loans extended to the Borrower by its shareholders, and (ii) shall not be subordinated to any other short term debt of the same class incurred with respect to the Project that is owed by the Borrower to other bank creditors;

(g)
not to distribute any dividend or bonus to its shareholders in any form if: (1) its pre-tax profit in the relevant fiscal year is zero or negative or insufficient to cover accumulated losses in previous years; or (2) its pre-tax profit is not used to discharge the principal, interest and expenses that the Borrower is required to discharge in such fiscal year;

(h)
not to dispose of its assets in a manner that will materially impair its ability to repay debts, except for such disposals that are in its ordinary course of business or are otherwise required by law, court order or government regulations;

(i)
to ensure that the total amount of guarantees (if any) that the Borrower provides to third parties will not be higher than twice its net assets, and that the total amount of such guarantees or any single guarantee will not exceed any restriction set forth in its articles of association;

(j)
to ensure that the individual investors or key management personnel of the Borrower are not changed in a manner that is inconsistent with its normal business practices, such that any such change results in a Material Adverse Effect;

(k)	use the proceeds of the Facility in accordance with the terms of this Agreement, and not to use any proceeds of the Facility for any purpose other than as set out herein; and

(l)	to open and maintain the Revenue Account on or before the Completion Date.

16.2	Covenants relating to Third Party Financing

(a)
If the Borrower desires to enter into any financing with a third party lender or lenders (“Additional Financing”), it shall deliver a written financing request (the “Financing Request”) to the Lender, which shall set forth the material financing terms offered by such third party lender(s) (the “Third Party Financing Terms”).

(b)	If the Lender does not grant written consent to the Financing Request within fifteen (15) calendar days after the date of the Financing Request, the Lender shall provide such Additional Financing to the Borrower and shall enter into definitive loan documentation with the Borrower within forty five (45) calendar days after the date of the Financing Request. The terms and conditions of the loan documentation with respect to the Additional Financing shall not be less favorable to the Borrower than the Third Party Financing Terms.

(c)
Notwithstanding anything to the contrary herein, the Borrower may enter into separate loan documentation with any third party lender(s) with respect to the Additional Financing if the Borrower and the Lender fail, after good faith negotiations, to enter into definitive loan documentation regarding the Additional Financing within forty five (45) calendar days after the date of the Financing Request. The Borrower agrees that the exercise of its right to obtain Additional Financing shall not breach this Agreement or any Finance Document.

16.3	General Undertakings by the Lender
The Lender and any of its other branches, each hereby undertake that it shall, at the Borrower’s request:

(a)	assist the Borrower (without fees or any conditions) in obtaining any relevant approval, consent, certificates, grants, licenses, and permission from any Governmental Agency;

(b)
assist the Borrower (without fees or any conditions) in handling the application, process, and procurement of the Business License, Registration Certificate for Foreign Exchange and other documents and procedures;

(c)	provide to the Borrower (without fees) financial services, including interest rate, exchange rate and industrial policies;

(d)	offer to the Borrower (without fees) customized financial services, including collecting and delivering the receipts of the Borrower and related services;

(e)	assist the Borrower with the daily account management and daily settlement of the Borrower’s accounts (at favourable fees according to the usual and standard charges); and

(f)	provide the Borrower favourable access to various financial products, including, without limitation, letters of credit and foreign exchange services.

16.4	Additional Undertakings by the Lender.

(a)	Settlement Services. The Lender agrees to offer to the Borrower competitive rates for all settlement and deposit services with respect to the Project.

(b)
Rate Protection. The Lender agrees that the interest rate applicable to any Loan shall at no time be higher than the interest rate for any RMB loan of a similar amount and tenor offered by the Lender to any other borrower with similar industrial credit risks. If such other borrower receives a lower interest rate or more preferable interest rate terms than the Borrower, the Lender shall adjust the interest rate(s) with respect to the applicable Loan(s) to the lower/more preferable interest rates offered to such other borrower, and the Lender shall execute an amendment to this Agreement and/or any related documents reflecting such amended terms. Each party shall bear its own legal fees in connection with such amendment.

(c)
Refinancing Right. The Lender hereby agrees that if it fails to perform its obligations with respect to Section 16.4(b) above, or the Borrower has been offered financing in connection with the Project at a lower interest rate or on more preferable interest rate terms than those provided by the Lender in the domestic PRC market, the Borrower shall have the right to:

(i)	refinance all or any portion of the Facility with such other lender(s); and/or

(ii)
negotiate the financing price and/or terms of all or a portion of the Facility with the Lender so as to lower the Borrower’s financing costs and/or optimize the Borrower’s financing terms under this Agreement.

The Lender agrees that the Borrower’s exercise of such refinancing right shall not violate this Agreement.

17.	EVENTS OF DEFAULT
Each of the events or circumstances set out in the following sub-clauses of this Section 17 which has a Material Adverse Effect shall be an “Event of Default”.

(d)	the Borrower fails to:

(i)
repay any instalment of principal on the Facility pursuant to the provisions herein, provided that no Event of Default shall occur if remedied within eight (8) Business Days after the Borrower’s receipt of written notice from the Lender regarding such breach; and

(ii)
fails to pay any other amount (other than as specified above), including any interest instalments in accordance with this Agreement; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(the Parties agree that an Event of Default shall not occur if the Borrower remedies a late payment in accordance with the terms above; provided that the Lender shall be entitled to calculate and charge default interest on such over amounts in accordance with Section 9.1 (Default Interest));

(e)	the Borrower breaches any of the covenants and Representations set forth herein; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(f)
any Representation made or deemed to be made by the Borrower is or proves to have been incorrect or misleading; provided that no Event of Default shall occur if remedied within thirty (30) calendar days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(g)	an Event of Default caused by the Borrower has occurred and is continuing after the expiry of any applicable grace periods under any agreement entered into between the Borrower and the Lender;

(h)	the Borrower closes its business or becomes dissolved or bankrupt; or

(i)
the Borrower is involved in any major financial dispute, lawsuit or arbitration, or has any asset seized, sealed up or enforced, or is investigated or punished by judicial authorities or administrative authorities (including, but not limited to, the taxation authority and the industrial and commercial administration), which has a Material Adverse Effect; provided that no Event of Default shall occur if remedied effectively within thirty (30) calendar days after the Borrower’s receipt of written notice from the Lender regarding such breach.

18.	REMEDIES

18.1	During the continuance of an Event of Default, the Lender may, following delivery of written notice to the Borrower, exercise any of the following measures:

(a)	exempt or waive the relevant Event of Default;

(b)	require the Borrower to correct its default within a stipulated time limit;

(c)	suspend or terminate in part or in whole the Facility granted to the Borrower under this Agreement;

(d)	declare that the outstanding principal and interest owing by the Borrower hereunder shall become immediately due and payable in part or in whole;

(e)
directly offset any amounts from any of the Borrower’s accounts at the Lender or any affiliate institution of the Lender and apply such amounts in repayment of all outstanding principal and accrued interest with respect to the Loans;

(f)
negotiate with the Borrower on additional conditions for any further Utilisations and payment, or the altering of conditions for Utilisations and payment corresponding with changes in the Borrower’s credit standing (such as lowering the threshold amount of authorized payment, or requiring recovery of loan proceeds of any Facility paid in violation of this Agreement);

(g)	demand that a guarantee is provided by the Borrower; and

(h)	request other reasonable measures be taken by the Borrower as the Lender reasonably deems necessary and possible.

19.	TRANSFERS AND PARTICIPATION

19.1	Assignments and Transfers by a Lender
Subject to the terms and conditions in this Section 19 (Transfers and Participation), the Lender may:

(d)	assign a portion of its rights under the Finance Documents; or

(e)	transfer by novation a portion of its rights and obligations under the Finance Documents (any such assignment, transfer or novation, a “Lender Transfer”), to any one or more banks or financial institutions (a “Transferee Lender”); provided that:

(i)	the Lender provides thirty (30) Business Days’ prior written notice to the Borrower;

(ii)	the Lender Transfer is not made to any of the competitors in the same industry of the Borrower listed in Schedule 3, or any of their respective Affiliates;

(iii)	the aggregate amount of the Commitment of the Lender that is transferred shall not exceed sixty percent (60%) of its original Commitment; and

(iv)
all documentation to be entered into by the Lender, any new lenders and/or the Borrower in connection with the Lender Transfer (including any amendment and/or restatement of any Finance Document or any separate loan documentation) shall be in form and substance satisfactory to the Borrower in its sole discretion. The Borrower agrees to consent to a Lender Transfer if such transfer does not increase any obligations or reduce any rights of the Borrower and/or the Shareholders with respect to any Facility.

19.2	Syndication

(a)
Subject to the terms and conditions of this Agreement (including Sections 19.1 (Assignments and Transfers by a Lender) and 19.2 (Syndication)), the Lender may organize a syndicate of lenders (the “Syndicate”) to whom the Lender may assign, novate or otherwise transfer up to sixty percent (60%) of its original Commitment hereunder (together with the Lender’s rights, interests and obligations related thereto).

(b)
In the event a Syndicate is formed pursuant to the terms herein, the Lender shall maintain at all times no less than forty percent (40%) and no more than fifty percent (50%) of its original Commitment hereunder.

(c)
The Borrower agrees that if the terms and conditions with respect to a Lender Transfer and formation of a Syndicate as set forth in this Section 19 (Transfers and Participation) have, in the Borrower’s opinion, been satisfied, the Borrower will apppoint the Lender as the lead arranger, security agent and facility agent of the

Syndicate; provided that the Lender shall at all times remain the lead arranger, security agent and facility agent of the Syndicate.

(d)
In connection with the Lender’s formation of a Syndicate, the Lender hereby covenants that it shall and shall procure the other lenders of the Syndicate to enter into an amendment and restatement of this Agreement, and/or any other loan documentation, each in form and substance satisfactory to the Borrower (the “Syndicate Loan Documents”). The Lender agrees that the commercial terms and conditions of the Syndicate Loan Documents shall:

(v)
not modify the terms and conditions set forth herein and/or in the other Finance Documents (including, without limitation, the interest rate, interest period, tenor, representations, covenants, security and other terms and conditions); and

(ii)	not increase any obligations or reduce any rights of the Borrower and/or the Shareholders with respect to any Facility.
However, the Borrower agrees that the terms of Section 16.2(c) herein may be modified under the Syndicate Loan Documents in a manner satisfactory to the Borrower and the Lender.

(e)
The Borrower agrees to use commercially reasonable efforts to cooperate with the Lender in connection with the Syndicate Loan Documents; provided that the Borrower shall not be required to pay to the Lender or any other member of the Syndicate any additional agency fee, arrangement fee, participation fee, legal fee, or any other amounts in connection with the Syndicate or the Syndicate Loan Documents.

(f)
The Lender agrees that the Borrower’s obligations and liabilities under the Finance Documents shall terminate and be fully discharged upon the execution and effectiveness of the Syndicate Loan Documents.

19.3	Protective Provisions
If the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its facility office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would not be obliged to make a payment to the New Lenders or Lender acting through its new facility office, then the Transferee Lender or the Lender acting through its new facility office is only entitled to receive payment under those Sections to the same extent as the existing Lender acting through its previous facility office would have been if the assignment, transfer or change had not occurred.

20.	CHANGE OF THE OBLIGOR

(g)	The Borrower shall not assign or transfer its any right, interests or obligation under this Agreement without the Lender’s prior written consent.

(h)
The Borrower shall ensure that each Shareholder of the Borrower should only assign its respective share interests in the Borrower to its respective affiliate or any other Shareholder of the Borrower, and such assignment shall satisfy the following conditions:

(i)	the Shareholder of the Borrower shall deliver a notice to the Lender before the assignment;

(ii)	such assignment shall not result in any Material Adverse Effect to the Lender’s right and interests, and shall not cause the Lender to undertake any additional expense.

(iii)	Aleris Asia Pacific Limited shall continue to be the majority shareholder or the controlling shareholder of the Borrower after such assignment.

21.	Payment Mechanics

21.1	Payments
The Lender shall apply all payments received from or on behalf of the Borrower towards the obligations of the Borrower under the Finance Documents in the following order:

(a)	firstly, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment of any accrued interest (other than as provided in (a) above) due but unpaid under the Finance Documents;

(c)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.
After the performance of the above obligations, the remaining part of the payments (if any) shall be repaid to the Borrower.

21.2	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately following Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or the Unpaid Sum under paragraph (a) above, interest is payable on the principal or the Unpaid Sum at the rate payable on the original date that such amount is due and payable.

21.3	Currency of Account
The currency of account and payment for any sum due from the Borrower under the Finance Documents shall be in RMB. If the currency of the payment paid by the Borrower is not RMB, the Lender shall be entitled to directly convert such payment into RMB in accordance with the average foreign exchange rate published by Bank of China one (1) Business Day prior to the Maturity Date of such payment.

22.	NOTICES

22.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic means.

22.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	Borrower
Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd.
c/o Aleris Asia Pacific Ltd.
Jingkou Science & Tech Industrial Area
Zhenjiang, Jiangsu Province, PRC
Attn:    Managing Director
Fax:    216-910-3654

With copies to:

Aleris International, Inc.
25825 Science Park Drive
Suite 400
Beachwood, Ohio 44122
Attn:     Christopher R. Clegg
Fax:    216-910-3654

And:

SNR DENTON
Suite 3201 Jardine House
1 Connaught Place, Central
Hong Kong
Attn:     Mitchell Dudek
Fax:    (852) 2868-0069

(b)	Lender

Bank of China Limited, Zhenjiang Jingkou Sub-Branch
255 Nanmen Street
Zhenjiang, Jiangsu Province, PRC
Attn: Guoqing Hou (侯国庆)
Fax: 0511-85023498

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five (5) Business Days’ notice.

22.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Section 22.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Party will be effective only when actually received by the Party.

22.4	Language

(a)	This Agreement shall be executed in English and Chinese. In the event of any discrepancy between the Chinese version and the English translation, the Chinese version shall prevail.

(b)	All other documents provided under or in connection with the Finance Documents must be in both Chinese and English.

22.5	Electronic Communication

(a)	Notwithstanding the above, any communication to be made between the any of the Parties hereto may be made by electronic mail or other electronic means, if the relevant Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form.

23.	DISCLOSURE
The Lender may disclose to:

(c)	any of its Affiliates;

(d)	its head office and any other branch; and

(e)	any other person:

(iv)	to (or through) whom the Lender intends to assign or transfer (or may potentially assign or transfer) all or any part of its rights and obligations under this Agreement;

(v)
with (or through) whom the Lender intends to enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(vi)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower as the Lender shall consider appropriate, provided that the person to whom such information is to be given (other than the head office of the Lender) has executed a valid written confidentiality undertaking, a copy of which shall be promptly provided to the Borrower.

24.	PARTIAL INVALIDITY
If, at any time, any provision in the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	AMENDMENTS AND WAIVERS
Any term in the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower, and any such amendment or waiver will be binding on both Parties.

26.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of each Finance Document.

27.	ENTIRE AGREEMENT
This Agreement and any other Finance Documents embody the entire agreement with respect to the subject matter covered by these documents and the understanding between the Parties, and supersede all prior agreements and understandings between such Parties relating to the subject matter hereof and thereof. Accordingly, the Finance Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

28.	CONTROLLING PROVISIONS
To the extent that the provisions of this Agreement are inconsistent with any provision of any other Finance Document, unless such Finance Document provides otherwise, the provisions of this Agreement shall take precedence.

29.	GOVERNING LAW AND JURISDICTION

29.1	Governing Law
This Agreement is governed by and shall be construed in accordance with the laws of the PRC.

29.2	Competent Courts

(a)
The Parties hereto shall discuss with one another to settle any dispute arising under the Finance Documents in the principle of good faith. If no settlement is so reached to the satisfaction of the Parties, each Party agrees that the courts of the PRC shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with or related to the Finance Documents.

(b)
During the settlement of the dispute, if such dispute does not affect the performance of other provisions of the Finance Documents, such other provisions of the Finance Documents shall continue to be performed.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Conditions Precedent

Part A
Conditions Precedent to Initial Utilisation

I.	The Borrower shall deliver the following documents, certified to be true and valid, to the Lender on or before the first Utilisation Date:

(a)
certified copies of corporate documents of the Borrower, including its business license, orgnization code certificate, tax registration certificate, loan credit card and articles of association, all of which shall be affixed with the company chop of the Borrower;

(b)	a copy of an updated current capital verification report;

(c)	a copy of a resolution of the board of directors of the Borrower, together with a list of signature specimens of all the directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilization Request) to be signed and/or despatched by it under or in connection with the Finance Documents;

(d)	an original counterpart of this Agreement executed by the Borrower;

(e)	a duly completed and signed Utilization Request delivered to the Lender;

(f)	evidence that the Completion Date has occurred;

(g)	evidence that the Borrower has opened bank account(s) required under this Agreement to be opened on or before the first Utilisation Date of the Facility; and

(h)	evidence that the proceeds of the Utilisation will be applied for the purposes set for under this Agreement.

II.
With respect to any Loan to be made by the Lender in the form of an Entrusted Payment, the Borrower has submitted to the Lender the relevant transaction documents and such other evidence reasonably acceptable to the Lender, including a list of payees which shall be attached to the Utilization Request.

PART B
Conditions Precedent to Subsequent Utilisations

I.	The Borrower shall deliver the following documents, certified true and valid, to the Lender in connection with any Utilisation following the first Utilisation Date:

(a)	a duly completed and signed Utilization Request; and

(b)	evidence that the proceeds of the Utilisation will be applied for the purposes set for under this Agreement.

II.
With respect to any Loan to be made by the Lender in the form of an Entrusted Payment, the Borrower has submitted to the Lender the relevant transaction documents and such other evidence reasonably acceptable to the Lender, including a list of payees which shall be attached to the Utilization Request.

[Signature Page of Facility Agreement]

LENDER

For and on behalf of     )
)
BANK OF CHINA LIMITED,     )
ZHENJIANG JINGKOU SUB-BRANCH     )

By:    /s/ Authorized Representative

[Signature Page of Facility Agreement]

BORROWER

For and on behalf of     )
)
ALERIS DINGSHENG ALUMINUM     )
(ZHENJIANG) CO., LTD.    )

By:    /s/ Ingo Günther Kröpfl
Name:    Ingo Günther Kröpfl
Title:    General Manager / Authorized Representative